Exhibit 10.1

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type that the registrant treats as private or confidential.

SOURCE CODE PURCHASE AND PERPETUAL LICENSE AGREEMENT

THIS SOURCE CODE PURCHASE AND PERPETUAL LICENSE AGREEMENT (hereinafter the “Agreement”) is entered into as of this 5th day of August, 2025 (hereinafter the “Effective Date”), by and between Avery Dennison Corporation (hereinafter “AD”) and TransAct Technologies Incorporated (“TransAct”). AD and TransAct shall also be referred to individually as “Party” and collectively as “Parties”.

WHEREAS, TransAct previously licensed access to and use of certain Software, as defined in and pursuant to the terms of that certain Master License Agreement, dated February 22, 2019, as amended (the “MLA”), the Master Development and License Agreement dated July 20, 2018 (the “MDLA”) together with all Statements of Work (each an “SOW” and collectively the “SOWs”, and together with the MLA and MDLA, the “Master Agreements”) entered into by and among TransAct and StreemSoft LLC (formerly, ZippyYum LLC) (“StreemSoft”) and subcontracted to AD pursuant to the Subcontract Agreement dated March 18, 2021 (the “Subcontractor Agreement”) and the Agreement to Accommodate Sale by ZippyYum to Avery Dennison dated March 16, 2021 (the “Accommodation Agreement,” (collectively, the “License Agreements”);

WHEREAS, AD acquired all rights, title and interest in and to the Software pursuant to an agreement with StreemSoft whereby StreemSoft sold substantially all of its assets, including the Software, to AD (the “Acquisition”);

WHEREAS, AD is also the owner of certain proprietary software applications that AD provided to TransAct in connection with the Software following the Acquisition, namely: BOHA Control Center; BOHA Ops with labeling, media, checklist, and timers modules; BOHA Temp, and BOHA Sense (collectively, the “Licensed Software” and, together with and solely as provided to TransAct in connection with the Software, the “BOHA Solution”);

WHEREAS, AD is also the owner of additional proprietary software (the “Non-Licensed Software”) that AD utilizes with or without the BOHA Solution and/or Licensed Software with AD’s customers and partners, but which is distinct from the Licensed Software provided to TransAct and its customers as part of the BOHA Solution; and

WHEREAS, TransAct desires to purchase a licensed copy of the Code (as defined herein) and obtain a perpetual right and license to use underlying AD Intellectual Property in and to such Code in order to host, maintain, and use an independent, standalone version of the BOHA Solution, for commercial purposes in its industry, and to obtain certain other rights as set forth herein, and AD is willing to create a new independent version of the BOHA Solution to grant to TransAct the foregoing rights, in accordance with the terms and provisions of this Agreement.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties hereto agree as follows:

1.              Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings, and, unless the context requires otherwise, shall include the plural as well as the singular. All capitalized terms not defined herein shall be ascribed the meaning set forth in the Purchase Agreement.

1.1        “AD Intellectual Property” means any invention, technique, improvement, development, computer program or software, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or media, regardless of the media on which contained and whether or not patentable or copyrightable, and all patents, trademarks, copyrights, and other intellectual property rights related thereto, in each case owned or developed by or on behalf of AD.

1.2       “Affiliate” means, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity.  For purposes hereof, “control” means the possession, direct or indirect, of the power to solely direct or cause the direction of the management or policies of the subject entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

1.3       “Code” means all source code for the BOHA Solution, whether in human readable or machine readable form, but not including source code for the Non-Licensed Software.

1.4       “Modifications” means any modifications, changes, revisions, enhancements, corrections of defects, fixes, workarounds, improvements, or changes in functionality to, or derivative works of, the Code or, whether or not issued in a formal update, upgrade, or release, or any other work of authorship based upon the Code.

1.5       “Professional Services” means any implementation, migration, or other professional services which AD provides to TransAct pursuant to the terms of a Statement of Work.

1.6       “Software” has the meaning ascribed to it in the Master Agreements.

1.7       “Statement of Work” or “SOW” means a statement of work or similar document agreed to by the Parties in writing that sets forth the Professional Services to be provided by AD for TransAct.

2.               Code Purchase and License.

2.1       Purchase of Code and License Rights. Subject to the terms of this Agreement and payment in full of the Purchase Price, as of the Effective Date of this Agreement, AD hereby (a) sells to TransAct a licensed copy of the Code; (b) grants to TransAct a non-exclusive, irrevocable and perpetual (except as expressly provided herein), worldwide royalty-free right and license to use AD Intellectual Property in and to such Code for TransAct’s business purposes. The foregoing license grants TransAct the right to (a) use, market, sublicense, distribute, copy, and deliver the Code for commercial purposes; (b) to host a copy of the Code; (c) to make Modifications to the Code as set forth in Section 2.3.

2.2       Delivery of Materials. AD shall provide TransAct with one (1) copy of the Code and the documentation therefor in a format agreeable to both parties in accordance with the timeline set forth in the Transition SOW (as such term is defined below). AD shall provide Transition Modifications in a format agreeable to both parties within a reasonable time following development of the same. TransAct shall be permitted to make such number of copies of the Code as are reasonably necessary in connection with the exercise of the rights granted to it hereunder.

2.3       Modifications. Any Modifications to the Code made, developed, or implemented by or on behalf of either AD or TransAct under the Transition SOW (“Transition Modifications”) shall be owned solely and exclusively by AD but shall be included in the Code that is licensed to TransAct by AD pursuant to this Agreement. TransAct shall have the right to make Modifications to the Code at TransAct’s sole cost and expense without the prior consent of AD (each a “TransAct Modification”). All such TransAct Modifications shall be owned solely and exclusively by TransAct. Notwithstanding the foregoing, in addition to other rights and remedies available to AD, in the event TransAct fails to timely pay AD, in full, the Purchase Price or Professional Services Fees, all of TransAct’s right, title, and interest in and to any and all TransAct Modifications shall automatically be assigned to and shall vest in AD, and TransAct shall have no rights to such TransAct Modifications unless otherwise agreed by the Parties. Other than Transition Modifications, from the Effective Date of this Agreement, AD shall have no obligation to provide any Modifications to the Code or the Licensed Software made by or on behalf of AD (each, an “AD Modification”). All such AD Modifications shall be owned solely and exclusively by AD.

3.               Professional Services. AD will perform Professional Services to assist TransAct in migrating the Code to TransAct’s hosted environment, as set forth in a Statement of Work to be agreed to by the Parties in writing (the “Transition SOW”) and in exchange for the fees set forth therein. Except as the Parties may expressly agree in writing, the Transition SOW shall be governed in all respects by the terms and conditions of this Agreement. Either Party may request material changes to the scope of the Transition SOW by submitting a request in writing to the other Party (“Change Request”). If AD submits the Change Request, AD will provide with the Change Request a proposed change order (“Change Order”) setting forth the impact of the Change Request on the Transition SOW, including, without limitation, any impact on requirements, timing, and/or fees. If TransAct submits the Change Request, AD will provide a Change Order within a reasonable period of time. No changes to the Transition SOW shall be effective unless and until the Change Order is signed by authorized representatives of both parties.

4.               Purchase Price.

4.1       Purchase Price; Invoicing. For the rights granted hereunder, TransAct shall pay AD two million, five hundred fifty thousand dollars ($2,550,000) (the “Purchase Price”) payable upon the occurrence of the following milestones: (a) one million dollars ($1,000,000) on the Effective Date; (b) seven hundred seventy-five thousand dollars ($775,000) on acceptance of Phase Four (as described in the Transition SOW); and (c) seven hundred seventy-five thousand dollars ($775,000) at the earlier of the completion of the Support phase (as described in the Transition SOW) and twelve (12) months following the Effective Date. AD shall provide an invoice to TransAct for each milestone payment of the Purchase Price as described in the preceding sentence, and TransAct shall pay all such invoices within ten (10) days following receipt thereof.

4.2       Professional Services Fees. In addition to the Purchase Price, TransAct shall pay AD fees for Professional Services in accordance with the payment schedule set forth in the Transition SOW (the “Professional Services Fees”).

4.3       Late Payments. Upon failure of TransAct to timely pay any amounts under this Agreement when due, AD shall be entitled to impose interest on the amount outstanding at the rate of one percent (1%) per month from the date such payment was originally due.

4.4       Expenses. Except as otherwise set forth in the SOW, each Party shall pay all expenses incurred by it in the negotiation, execution, and performance of this Agreement.

5.               Title and Confidential Information.

5.1       Title. The Licensed Software, the Non-Licensed Software, the Code, any and all AD Modifications, and all other AD Intellectual Property are and shall remain the sole property of AD. As described above, TransAct shall own the copy of the Code as delivered to TransAct hereunder, and any TransAct Modifications shall be owned by TransAct. All rights not expressly granted to TransAct hereunder are hereby reserved to AD.

5.2       Confidential Information.

(a)       The Parties agree that any non-public information received by one Party (“Recipient”) from the other Party (“Discloser”) in connection with this Agreement that is either marked as “confidential” or “proprietary” or that a reasonable person would understand to be confidential given the nature of the information and the circumstances surrounding its disclosure shall be deemed “Confidential Information.” Without limiting the generality of the foregoing, the Licensed Software and the Code shall be deemed the Confidential Information of AD. Confidential Information does not include information (i) in the public domain at the time of the Discloser’s communication thereof to the Recipient; (ii) that enters the public domain through no fault of the Recipient subsequent to the time of the Discloser’s communication thereof to the Recipient; (iii) that was in the Recipient’s possession free of any obligation of confidentiality at the time of the Discloser’s communication thereof to the Recipient; or (iv) is developed by the Recipient completely independent from the Confidential Information of the Discloser.

(b)       Recipient shall not (a) use the Confidential Information of Discloser except as necessary to perform its rights and exercise its obligations under this Agreement, or (b) disclose the Confidential Information of Discloser to any person other than its directors, officers, employees, independent contractors, and legal and financial advisors (collectively, “Representatives”) who have a need to know such information and are subject to confidentiality obligations at least as restrictive as those in this Agreement. Recipient shall be responsible for any breach of this Section 5.2 by its Representatives. Recipient will use the same degree of care to protect the Confidential Information of Discloser as it uses to protect its own Confidential Information, but in no circumstances shall Recipient use less than reasonable care.

(c)       The Recipient may disclose the Confidential Information of the Discloser in response to a valid court order, subpoena, civil investigative demand, law, rule, regulation (including, without limitation, any securities exchange regulation) or other governmental action, provided that the Recipient (i) first, to the extent legally permissible, provides notice of the required disclosure to the Discloser so that the Discloser may seek a protective order; (ii) cooperates with the Discloser’s efforts to seek a protective order; and (iii) if the Discloser cannot obtain a protective order, disclose only that portion of the Confidential Information that, in the reasonable opinion of Recipient’s legal counsel, is required to be disclosed. All such Confidential Information required to be disclosed shall remain subject to the obligations in this Agreement.

(d)       The parties acknowledge and agree that the Discloser may suffer irreparable harm in the event that the Recipient fails to comply with the terms of this Section 5 and that monetary damages may be inadequate to compensate for such breach. Accordingly, in addition to any other remedies available to it at law or in equity, the Discloser shall be entitled to seek injunctive relief to enforce the terms of this Section 5 without the requirement of having to post bond.

(e)       Subject to continued compliance with the terms of this Section 5.2, each Party may use for any purpose any general learning, skills, ideas, concepts, techniques, or other information retained in the unaided memory of its personnel who had access to or worked with Confidential Information disclosed under this Agreement (“Residuals”), provided that this right to Residuals does not represent a license under any patents, copyrights, trademarks, trade secrets, or other intellectual property or proprietary rights of either Party. A person’s memory is unaided if the personal has not intentionally memorized the relevant information for the purpose of retaining and subsequently using it for purposes unrelated to the relationship between the Parties.

6.               Warranties; Disclaimer of Warranties; Limitation of Liability.

6.1       Limited Warranties. AD represents and warrants that: (i) the Code, as and when provided to TransAct, operates without material defect or deficiency, (ii) it has used commercially reasonable efforts to ensure that the Code, as and when provided to TransAct, does not contain any viruses or other malicious code, (iii) to the best of AD’s knowledge as of the Effective Date, there are no third party claims alleging that the Code or the Licensed Software infringes the intellectual property rights of any such third party, and (iv) it shall perform the Professional Services in a professional and workmanlike manner.

6.2       DISCLAIMER. TRANSACT ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.1 ABOVE, THE CODE, THE LICENSED SOFTWARE, THE AD INTELLECTUAL PROPERTY, AND THE PROFESSIONAL SERVICES ARE PROVIDED “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND AD MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT THERETO, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT. SPECIFICALLY, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AD MAKES NO REPRESENTATION OR WARRANTY THAT THE CODE OR THE LICENSED SOFTWARE WILL (I) MEET TRANSACT’S REQUIREMENTS, (II) BE UNINTERRUPTED, SECURE, OR ERROR FREE, OR (III) COMPLY WITH REGULATORY OR LEGAL REQUIREMENTS APPLICABLE TO TRANSACT. AD DOES NOT GUARANTEE OR WARRANT THAT IT WILL CORRECT ANY ERRORS IN THE CODE OR THE LICENSED SOFTWARE. TRANSACT AGREES THAT IT IS SOLELY RESPONSIBLE FOR THE RESULTS OBTAINED FORM USE OF THE CODE AND THE LICENSED SOFTWARE.

6.3       LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO ANY OF TRANSACT’S PAYMENT OBLIGATIONS HEREUNDER, OR TRANSACT’S INFRINGEMENT OF ANY AD INTELLECTUAL PROPERTY RIGHTS.

7.               Term and Termination; Termination of License Agreements.

7.1       Term and Termination.

(a)       Term. This Agreement shall commence as of the Effective Date hereof and, unless earlier terminated, shall continue until Completion (as such term is defined in the Transition SOW).

(b)       Termination for Cause. Either Party may terminate this Agreement as a result of the other Party’s material breach of its obligations hereunder, or under the Transition SOW, to the extent such breach remains uncured for a period of thirty (30) days following such Party’s receipt of written notice of such breach from the non-breaching Party.

(c)       Late Code Delivery. Notwithstanding the foregoing, in the event AD breaches its obligation to provide the Code pursuant to the timeline established in the Transition SOW, TransAct shall provide prompt written notice to AD and the Parties shall work together in good faith for a period of not less than ninety (90) days following AD’s receipt of such notice to agree to a revised delivery schedule. If the Parties cannot agree on a revised delivery schedule within such 90-day period after using good faith efforts, TransAct may terminate this Agreement on notice to AD.

(d)       Termination for Bankruptcy or Insolvency. AD may terminate this Agreement and the Transition SOW immediately by giving written notice to TransAct if TransAct makes an assignment for the benefit of creditors, becomes unable to pay its debts as they become due, dissolves or liquidates or files a voluntary petition in bankruptcy or a similar proceeding; if an involuntary petition in bankruptcy or a similar proceeding is filed against Vendor and is not stayed or dismissed within thirty (30) days; if a receiver is appointed for all or substantially all of Vendor’s assets; or if execution is made on all or substantially all of Vendor’s assets

7.2       Effect of Termination.

(a)       Upon termination of this Agreement for any reason, the Parties’ respective rights and obligations under this Agreement shall immediately cease except as otherwise set forth herein.

(b)       In the event this Agreement is terminated by AD for cause pursuant to Section 7.1(b) or as a result of TransAct’s bankruptcy or insolvency pursuant to Section 7.1(d), (A) the license granted to TransAct under Section 2.1 hereof shall automatically be revoked; (B) TransAct shall (i) promptly return the Code to AD, and (ii) pay for all work performed by AD under the Transition SOW up to the date of termination; and (C) the Parties’ respective rights and obligations under each of the License Agreements shall automatically terminate pursuant to the terms of the Termination Agreement (as defined below).

(c)       In the event this Agreement is terminated by TransAct for cause pursuant to Section 7.1(b) or as a result of AD’s uncured late Code delivery pursuant to Section 7.1(c), (i) TransAct shall promptly return the Code and Licensed Software to AD, (ii) upon receipt of the Code and Licensed Software, AD shall refund to TransAct that portion of the Purchase Price that TransAct had paid to AD as of the effective date of termination and any pre-paid, unused Professional Services Fees, and (iii) the License Agreements shall continue in full force and effect until terminated in accordance with their terms.

7.3       Termination of License Agreements. Notwithstanding anything to the contrary in any License Agreement, the Parties acknowledge and agree that each of the License Agreements, and all of the Parties’ respective rights and obligations thereunder, shall be terminated upon Completion (as defined in the Transition SOW) pursuant to a Termination Agreement that authorized representatives of each of AD and TransAct hereby undertake to negotiate in good faith after the Effective Date with StreemSoft (the “Termination Agreement”).

7.4       Survival; No Other Ongoing Obligations. All terms of this Agreement that are intended by their nature to remain in effect after its termination or expiration will survive, including, without limitation, Sections 1 (Definitions), 2.1 (Purchase of Code and License Rights) (except to the extent the rights in such Section 2.1 may be terminated or revoked as expressly set forth in this Agreement), 4 (Purchase Price), 5 (Title and Confidential Information), 6.3 (Limitation of Liability), 7.2 (Effect of Termination), 7.3 (Termination of License Agreements), 7.4 (Survival; No Other Ongoing Obligations); 8 (Governing Law and Venue); 9 (Assignment); and 10 (General Obligations). The Parties shall have no ongoing obligations to one another under this Agreement following Completion of the Transition SOW and TransAct’s payment in full of the Purchase Price and any fees due under the Transition SOW.

8.               Governing Law and Venue.

8.1       Governing Law. This Agreement shall be construed and interpreted pursuant to the laws of the State of Ohio without consideration to its choice of law provisions.

8.2       Venue. The Parties consent to the jurisdiction and venue of the state and federal courts located in Lake County, Ohio.

9.               Assignment.

9.1       Assignment. Neither Party may assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign all of its rights and obligations under this Agreement to a successor or purchaser in the event of a future disposition by such Party of all or substantially all of such Party’s business or assets, whether by sale of assets or stock, merger, consolidation or otherwise; provided, that, TransAct may assign all of its rights and obligations under this Agreement to a successor or purchaser of all or substantially all of TransAct’s business or assets in its Food Service Technology business, regardless of whether such sale or other disposition constitutes a disposition of all or substantially all of TransAct’s business or assets; provided, further, that TransAct shall provide at least ninety (90) days’ prior written notice of any such anticipated assignment to AD, and provided further that in no event shall TransAct permit a potential successor to access the Code or Licensed Software prior to such successor’s execution of a non-disclosure or similar agreement with AD. Any attempt to assign this Agreement other than as permitted herein will be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties’ permitted successors and assigns.

10.               General Provisions.

10.1       Entire Understanding. This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and may not be orally changed, altered, modified or amended in any respect. To effect any change, modification, alteration or amendment of this Agreement, the same must be in writing, signed by the parties hereto.

10.2       No Waiver. No waiver by either Party, whether expressed or implied, of any provision of this Agreement or of any breach or default of any Party, shall constitute a continuing waiver of such provision or any other provisions of this Agreement, and no such waiver by any party shall prevent such party from acting upon the same or any subsequent default of any other part of any provisions of this Agreement.

10.3       Severability. If any provision of this Agreement, or part thereof, is declared invalid, void or otherwise unenforceable within any independent jurisdiction within the territory, such provision or part thereof shall be deemed severed from this Agreement solely with respect to such independent jurisdiction within the territory and every other provision of this Agreement (including such stricken provision) shall otherwise remain in full force and effect with respect to the remainder of the territory. If any provision is held invalid as to duration, scope, activity, or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with applicable law.

10.4       Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Agreement shall become binding and enforceable upon a party at such time as a counterpart has been signed and either deposited in the mail, or transmitted via email to the other party.

10.5       Relationship of Parties. This Agreement does not constitute and shall not be construed as constituting an agency, a partnership or joint venture between AD and TransAct. Additionally, nothing contained herein shall be construed as to create between AD and TransAct the relationship of franchisor and franchisee. TransAct shall have no right to obligate or bind AD in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

10.6       Successors and Assigns. Without limiting anything herein to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the successors, permitted assigns, or legal representatives of the Parties.

10.7       Survival of Terms. All terms, conditions, obligations and provisions capable of surviving the termination or expiration of this Agreement shall so survive.

10.8       Draftsmanship of Agreement. This writing is the result of the mutual effort of the parties and their respective counsel; therefore, the parties agree that neither party shall be considered the draftsman of this Agreement.

(Signatures on Following Page)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in the manner appropriate to each, as of the day and year first above written.

AVERY DENNISON CORPORATION:

By:	/s/ Julie Vargas
Name:	Julie Vargas
Title:	VP/GM, Identification Solutions, Avery Dennison

TRANSACT TECHNOLOGIES INCORPORATED:

By:	/s/ John Dillon
Name:	John Dillon
Title:	Chief Executive Officer

Software License Agreement

AD Apps Transition

Statement of Work

Version 1.0

Date: August 5, 2025

Introduction

This Document is a Statement of Work (“SOW”) as defined in the Source Code Purchase and Perpetual License Agreement (“Agreement”), between the parties and is subject to and incorporates by reference the provisions of the Agreement. In the event of a conflict between this SOW and the Agreement, this SOW shall supersede, but only with respect to the subject matter hereof.

Parties to this SOW

Transact Technologies Incorporated (“Client”) and Avery Dennison Corporation (“Avery Dennison” or “Solution Provider” or “Provider”).

Contact Information

Company	Name	Email
Transact	[***]	[***]
AD	[***]	[***]

1.	Summary of the Professional Services to be performed

This Statement of Work (SOW) outlines the scope of Professional Services to be provided by Avery Dennison to Transact. Provider will deliver a licensed copy of the source code, and will provide training and set-up of the respective environments for the BOHA Solution, which includes the following Licensed Software applications:

●	BOHA Control Center,
●	BOHA Ops with the following modules:
o	Labeling,
o	Media,
o	Checklist,
o	Timers
●	BOHA Temp, and
●	BOHA Sense
●	License for Package names
●	[***] integration

along with technical documentation. Additionally, Provider will configure build pipelines, configure a complete hosting environment for the BOHA Solution and associated services, and advise on the monitoring for these services.

Upon execution of this Statement of Work, both parties agree to conduct a series of joint planning sessions to define a detailed plan of work. These sessions will establish timelines, identify key milestones, clarify roles and responsibilities, and document any technical or operational dependencies. The outcome will serve as a mutually agreed foundation for execution and tracking of progress throughout the engagement. In-person sessions will be scheduled by mutual agreement, with any associated travel and accommodation costs to be billed separately and pre-approved by the Client. The planning sessions shall be conducted no later than 3 weeks after signing of this Statement of Work.

To ensure effective collaboration and delivery, the Provider will:

a.	Project Coordination

Assign a dedicated Project Manager to act as the primary point of contact, responsible for coordinating project activities, maintaining communication, managing timelines, and raising issues or risks promptly.

b.	Team Assignment

Assign the existing project team, consisting of technical experts with experience in Angular, .NET, SQL/NoSQL, Kotlin, Java (Android), Swift (iOS), and DevOps, to deliver the solution and support the Client throughout the project lifecycle. This team will lead implementation, documentation, and knowledge transfer efforts.

c.	Steering Committee Participation

Actively participate in Steering Committee meetings, provide transparent progress updates, and raise risks or challenging topics constructively and in a timely manner, to enable informed decision-making. The cadence of the Steering Committee meetings will be every other week, unless both parties mutually agree to change the cadence.

2.	Detailed Scope

2.1 Phase One: Source Code Delivery

●	Provider will deliver a complete and documented copy of the source code for the following applications:
o	BOHA Control Center along with all relevant backend services for the following modules
■	Account Management
■	User and Role Management
■	Label Manager
■	Menu Manager
■	Checklist Manager
■	Location Manager
■	Analytics
o	BOHA Ops, including the following modules
■	Labeling
■	Media
■	Checklist
■	Timers
o	BOHA Temp
o	BOHA Sense
●	Source code copy will be delivered in a Git repository with version control capabilities. Any changes moving forward during the term of this SOW will be applied to the provided Git repository. Practically, every change is going to be committed to the existing Git repository on Provider’s side as well the newly established Git repository on Client’s side.

●	Provider will furnish technical documentation by the time of the face-to-face meeting to facilitate set-up on client side, including:

o	Dependency lists and versioning (open source components, commercial licenses, additional tools and services required etc.), including required number of licenses for the duration of the project to accommodate Provider’s team members working in the newly set up environment
o	Hosting requirements (specifications for hosting infrastructure for compute, database, etc.).
o	Development environment specification (recommended developer machine configuration)

2.2 Phase Two: Technical Documentation

●	Provider will furnish technical documentation, including:
o	Architecture diagrams
o	API ( Application Programming Interface) documentation
o	Deployment guides (Phase 4)
o	Data flow diagrams
o	Security considerations including PCI certification process

2.3 Phase Three: Build Pipelines

●	Provider will set up automated build pipelines for each application using a platform agreed upon with the Client
●	Build pipelines will include:
o	Code compilation
o	Available unit testing
o	Artifact generation

2.4 Phase Four: Hosting Environment

●	Client will be responsible for the following:
o	Provisioning of the necessary hardware or cloud infrastructure to run and operate the entire tech stack as is (e.g., virtual machines, databases). The decision on hosting provider/infrastructure will be made during the planning phase of this project post SOW signature. If the Client selects a hosting provider or environment that is materially different from the requirements shared in Phase 1, and such selection necessitates additional work - including but not limited to development, integration, configuration, or operational setup - beyond the standard handover scope, the Parties will discuss the implications in good faith. Any such additional work will proceed only upon mutual written agreement, including a defined scope and associated fees based on reasonable estimates of complexity and effort.
o	Installation of required operating systems and supporting software (e.g., web servers, runtime environments).
o	Configuration of network connectivity and security (e.g., firewalls, VPNs).
o	Obtaining necessary licenses for any third-party software, covering both the development lifecycle as well as the application runtime.

●	Provider will set up a full hosting environment for the applications and services, on the provided Client infrastructure, including
o	Setup of all web application and cloud services (“Readiness”)
o	Database setup and data migration (“Cutover”)
o	Hosting environment will include Development, Staging, and Production tiers.

2.5 Phase Five: Service Monitoring

●	Concurrently with the preceding phrases, Provider will provide relevant guidance to Client to set the necessary monitoring of the BOHA Solution in the Client’s production environment. The ongoing operation and monitoring will fall under Client’s responsibility upon Readiness.

2.6 Phase Six: Application Walkthrough & Training

●	On a mutually agreed upon date (after mutually agreed ingestion period during which Client shall review, internalize, and familiarize themselves with the provided documentation, source code, and other deliverables. The Client is expected to use this period to assess the materials, raise any clarifying questions, and ensure readiness for subsequent integration, deployment, or operational steps), Provider will conduct a comprehensive walkthrough of each application code base (BOHA Control Center, BOHA Ops, BOHA Temp, BOHA Sense), demonstrating:
o	Key features and functionalities
o	User interface navigation
o	Configuration options
o	Integration points with other systems
o	Troubleshooting common issues

The walkthrough sessions will be conducted in the following cadence: i) Initial walk-through (2 days in a remote workshop setting per application, amounting to a total of 8 days), ii) optional deep-dive on specific areas where necessary after client has internalized the code-base (1 day in a remote workshop setting per application, amounting to a total of 4 optional days), and iii) optional “ask me anything” sessions after an additional internalization period (ad-hoc remote sessions, not to exceed 1 day per application during the term of this SOW).

●	Provider will conduct remote training over the hosting environment setup which will cover:
o	Application administration and maintenance
o	Build and deployment processes
o	Monitoring and troubleshooting
o	Security best practices

Training sessions for the hosting environment will be conducted as an initial 2 day remote workshop, followed by an optional 1 day deep-dive and 1 day “ask me anything”, in accordance with the cadence described above. All training sessions will be recorded and automatically transcribed and will be made available to Client.

2.7 Phase Seven: Client Validation

●	Following completion of the Application Walkthrough and Training, Client shall have a period not to exceed twenty-eight (28) calendar days (the “Review Period”) to review and validate the operation of the BOHA Solution on the Client infrastructure (the “Final Deliverable”). Client shall inform Provider of any material defects in the Final Deliverable within the Review Period, and Provider shall use commercially reasonable efforts to remediate any such material defects within a reasonable time. If no notice of material defects is received within the Review Period, the Final Deliverable will be deemed validated by Client.

2.8 Phase Eight: Cutover

●	BOHA environment switchover
●	Post-migration database schema validation
●	Production and test data verification of post-migration environment

2.9 Phase Nine: Support

●	Provider will provide email support for the BOHA Solution on the Client infrastructure for a period of ninety (90) days following Client Validation. For the avoidance of doubt, this support will be limited to using best efforts to support the hosted environment as well as Client’s development teams, not end-customer application support.

2.10 Phase 10: DevOps and Confluence Data Transfer

●	Provider will migrate all the relevant DevOps tickets and Confluence pages to the Client environment.

3.	Deliverables

3.1 Phase One: Source Code for BOHA Solution, delivered via agreed-upon repository.

3.2 Phase Two: Technical Documentation, delivered in an accessible format on Confluence.

3.3 Phase Three: Build Pipelines, configured and operational within the chosen platform.

3.4 Phase Four: Hosting Environment, configured and ready for application deployment.

3.5 Phase Five: Monitoring System, implemented and configured to provide alerts and reports.

3.6 Phase Six: Application Walkthrough & Training, session(s) conducted for Client’s DevOps resource

3.7 No deliverables in Phases Seven, Eight, and Nine

3.8: Phase Ten: DevOps and Confluence Data Transfer, DevOps tickets and Confluence pages migrated

Phase 10 constitutes the final phase of the project and, upon its successful completion and acceptance by the Client, shall be deemed as the formal conclusion of all project deliverables and obligations defined herein ("Project Completion"). No further work shall be required beyond this point unless mutually agreed upon in writing through a separate change order or agreement.

4.	Client Obligation

To ensure the timely and successful completion of the project, the Client shall:

●	Project Coordination:
o	Assign a dedicated Project Manager (PM) as the primary point of contact for the duration of the project. This PM will be responsible for:
■	Coordinating activities and communication between the Client and Provider teams.
■	Providing timely feedback and approvals.
■	Escalating issues and risks as needed.
●	Technical Resources:
o	Allocate sufficient technical resources with the following skills to effectively absorb the delivered knowledge and manage the applications:
■	Experience with Angular and .NET framework for web and backend services along with experience in SQL and NoSQL databases
■	Experience in Kotlin and Java for Android apps
■	Experience in Swift for iOS apps
■	DevOps engineer to handover environment setup
o	Ensure these resources are available for walkthroughs, training sessions, and ongoing collaboration.
●	System Access and Infrastructure:
o	Provisioning the infrastructure which includes setting up and maintaining all necessary server infrastructure and environments (including, but not limited to, development, staging, and production) required to host and operate the portal, backend and all database components of the solution along with any high availability requirements
o	Provide access to the following systems:
■	A Git repository for source code management.
■	A development, staging, and production environment for building and deploying the applications based on our current environment
■	Grant necessary access permissions to the Provider team.
o	Acquire all necessary 3rd party licenses to build, run, and operate all components of the solution based on the provided list
●	Steering Committee:
o	Establish a steering committee consisting of Client representatives to provide overall project guidance and make key decisions.

●	Cutover:
o	Upgrade all customers to the latest version of Ops/Temp/Sense and have one version in the field prior to the cutover to the new environment
o	Notify all customers that this update will be mandatory for them in order to continue accessing the system

5.	Timelines

All days below are working days. Start date refers to end of Planning Session plus no longer than 4 working weeks depending on scheduling.

	Activity	Target Delivery Timeframe

5.1	Phase One: Source Code Delivery	Start + 80 days

5.2	Phase Two: Technical Documentation Delivery	5.1 + 56 days

5.3	Phase Three: Build Pipeline Setup	5.1 + 28 days

5.4	Phase Four: Hosting Environment Setup	5.3 + 42 days

5.5	Phase Five: Service Monitoring	5.4 + 28 days

5.6	Phase Six: Application Walkthrough and Training	5.5 + 28 days

5.7	Phase Seven: Client Validation	5.6 + 28 days

5.8	Phase Eight: Cutover	5.6 + 14 days

5.9	Phase Nine: Support	5.8 + 90 days

5.10	Phase Ten: DevOps and Confluence Data Transfer	5.7 + 28 days

All timelines are estimates. Avery shall not be responsible for delays in performance that arise from Client’s failure to timely perform its obligations under the SOW or for other reasons outside Avery’s reasonable control.

6.	Remuneration

Client shall pay the fees set forth in this for the Professional Services outlined in this SOW. Client may request that Provider perform additional services that are not specifically described in this SOW. In this event, Avery will communicate with Client in writing regarding the feasibility, scope, and estimated cost of these additional services. Engagements for additional services may necessitate that the parties sign a change order or amendment to this SOW to reflect the obligations of bother parties. This SOW will not be modified or changed unless and until the parties execute such a written change order or amendment.

Workstream	Delivered by	Total Cost in USD
[***]
Total		1,007,000

The project’s payment schedule shall be structured on a payment milestone basis as outlined below.

For the avoidance of doubt, the percentage specified in the table below represents the proportion of the total remuneration of One Million Seven Thousand United States Dollars (USD 1,007,000), that is due and payable upon the achievement of the corresponding payment milestone. For example, the payment due and payable at the first payment milestone [***].

The successful completion of a phase is defined as the earlier of the following events: a) The successful completion and signing of the formal Acceptance Protocol for a phase or b) the date upon a phase is deemed accepted, as defined in Appendix A due to no issues being raised in writing within the stipulated timeframe.

Payment Milestone	Percentage	Payment Trigger
Project Kickoff	[***]	Due and payable within fifteen (15) business days from the date of execution of this Statement of Work
Phase 1 Completion	[***]	Due and payable within fifteen (15) business days from completing Phase 1 - Source Code Delivery
Phase 3 Completion	[***]	Due and payable within fifteen (15) business days from completing Phase 3 - Build Pipelines
Phase 4 Completion	[***]	Due and payable within fifteen (15) business days from completing Phase 4 - Hosting Environment
Phase 8 Completion	[***]	Due and payable within fifteen (15) business days from completing Phase 8 - Data Cutover
Project Signoff	[***]	Due and payable within fifteen (15) business days from completing Phase 10 - DevOps and Confluence Data Transfer

7.	Additional Considerations

All information exchanged, disclosed, or otherwise made available between the parties under this Statement of Work shall remain subject to the confidentiality provisions outlined in the Agreement between the parties. These obligations extend to any proprietary information, trade secrets, intellectual property, business strategies, customer data, or other sensitive information, and shall survive the expiration or termination of this SOW in accordance with the terms of the Agreement.

Both parties acknowledge and agree that throughout the duration of this SOW and for a period of 36 months thereafter, neither party shall directly or indirectly solicit for employment, engage, or otherwise contract with any employee, contractor, or consultant of the other party who is involved in the performance of services under this SOW, except as explicitly agreed in writing by the affected party.

8.	Signatures

On behalf of Client		On behalf of “Avery Dennison”

Signature	/s/ John Dillon	Signature	/s/ Julie Vargas
Name	John Dillon	Name	Julie Vargas
Title	CEO	Title	VP/GM, Identification Solutions, Avery Dennison
Date	August 5, 2025	Date	August 5, 2025

Appendixes

Appendix A: Detailed Acceptance Criteria

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